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                                                                    EXHIBIT 8.2

               [Form of Opinion of Wachtell, Lipton, Rosen & Katz]

                                                                         , 2001

Westvaco Corporation
One High Ridge Park
Stamford, Connecticut 06905

Ladies and Gentlemen:

   Reference is made to the Registration Statement on Form S-4 (as amended, the "Registration Statement") of MW Holding Corporation, a Delaware corporation ("MW Holding"), relating to the proposed merger of William Merger Sub Corporation, a Delaware corporation and a direct wholly-owned subsidiary of MW Holding, with and into Westvaco Corporation, a Delaware corporation, and the proposed merger of Michael Merger Sub Corporation, an Ohio corporation and a direct wholly-owned subsidiary of MW Holding, with and into The Mead Corporation, an Ohio corporation.

   We have participated in the preparation of the discussion set forth in the section entitled "The Business Combination--Material United States Federal Income Tax Consequences of the Mergers--Federal Income Tax Consequences to Westvaco Stockholders" in the Registration Statement. In our opinion, subject to the limitations and assumptions set forth in the Registration Statement, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

   We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,